Press Release Source: Life USA, Inc.


Life USA, Inc. Announces High Growth in Second Quarter 2006


Tuesday August 15, 2006.


BOULDER, Colo., August 15, 2006 -- Life USA, Inc. (OTC Bulletin Board: LFUI), a distributor of pure and blended krill oil supplements, today announced financial results for its second fiscal quarter 2006, which ended on June 30th. The company started business fifteen months ago, and is publicly traded under the ticker symbol LFUI.OB.


Top line revenue growth continued to exceed the prior quarters. Revenues in the second quarter of 2006 increased by 457% to $415,795 compared to $74,583 in the first quarter. "We are very pleased with this performance. Looking forward, management has been challenged to match this revenue level in the third quarter and to broaden our customer base", said Rick Newton, Chief Executive Officer of Life USA, Inc.


Mickey Schuett, President of Life USA, added: "We have expanded our sales force, and we are now aggressively going after the market opportunity that we have in front of us. Our goal is to become the largest krill oil distributor in North America. We should also soon see the first important sales of AgilFlex(TM), our branded joint health product, which combines the power of krill and the benefits of SierraSil(TM)."


Net loss for the second quarter increased 56% to $263,268 when compared to a net loss of $168,515 in the first quarter in 2006. This loss included $199,908 in non-cash stock option and equity expenses, whereas the first quarter showed $36,921 in non-cash stock option expenses. Excluding these items the second quarter loss decreased 52% to $63,360. Earnings per basic and diluted share were negative ($0.03) for the second quarter of 2006.


Life USA, Inc. is a high quality supplement distribution company, and does business through its wholly owned subsidiary Neuro Nutrition, Inc., and through its sales web site www.EnhancedMetabolics.com. The company also owns the rights to the proprietary blend of pure Neptune Krill Oil and SierraSil minerals, under the new brand name AgilFlex(TM). The new product combines the joint health qualities of these two high efficacy products.


For more information, please visit www.LifeUSAinc.com.


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking information. Statements that are not descriptions of historical facts are forward-looking statements provided under the "safe harbor" protection of the Private Securities Litigation Reform Act of 1995. These statements are made to enable a better understanding of our business, but because these forward-looking statements are subject to many risks, uncertainties, future developments and changes over time, actual results may differ materially from those expressed or implied by such forward-looking statements. Examples of forward-looking statements are statements about anticipated financial or operating results, financial projections, business prospects, future product performance and other matters that are not historical facts. Such statements often include words such as "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.


These forward-looking statements are based on the information that was currently available to us, and the expectations and assumptions that were deemed reasonable by us, at the time the statements were made. We do not undertake any obligation to update any forward-looking statements in this report or in any of our other communications, except as required by law, and all such forward-looking statements should be read as of the time the statements were made, and with the recognition that these forward-looking statements may not be complete or accurate at a later date.



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Media Contact:
         Mickey Schuett
         2300 Canyon Blvd. Ste 4
         Boulder, CO 80302
         Phone: 303 - 415 1900

Investor Contact:
         John Schoonbrood
         Phone: 303 - 415 1900

Source: Life USA, Inc.